EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
February 5, 2009

USEC Provides Update on American Centrifuge

•	ACP spending growth to be moderated until Loan Guarantee timing becomes clear

•	Project will continue to move forward, focused on critical path activities

•	Net income for 2008 is above expectations at approximately $49 million, 2009 gross profit margins will be under pressure

BETHESDA, Md. — USEC Inc. (NYSE: USU) today provided an update regarding its efforts to finance and build the American Centrifuge Plant (ACP) in Piketon, Ohio. This state-of-the-art uranium enrichment facility has been under construction for almost two years, and the Company has applied for a loan guarantee from the U.S. Department of Energy (DOE) to complete construction. However, due to a lack of visibility into timing for the potential selection of the project and a funding commitment, USEC is initiating immediate steps to conserve cash and reduce the planned escalation of project construction and machine manufacturing activities.

The ACP represents the early commercial use of an advanced enrichment technology that will significantly reduce emissions of air pollutants and greenhouse gases. USEC has invested approximately $1.2 billion to move this important project forward, including hundreds of millions of dollars to help America rebuild portions of its nuclear industrial manufacturing base. The project is expected to create over 6,000 new jobs as manufacturers and construction firms add new employees in Ohio and across the United States.

“Because our full application had been before DOE since August 2008, we were hopeful that DOE would make a selection before the change in administration,” said John K. Welch, USEC president and chief executive officer. “The characteristics of our project are in close alignment with the objectives and regulations of the Loan Guarantee Program, but the Bush administration did not make any project selections. We are strongly encouraged that the Obama administration intends to accelerate the approval process for the Loan Guarantee Program.

“We are committed to the project and will continue moving forward with its deployment because we believe this project can build shareholder value. This is a first step, intended to conserve cash while seeking to minimize the impact on the project and the hundreds of jobs we expected to create in 2009,” Welch said. “However, if the project is not selected by the Loan Guarantee Program for funding in the near future or if we determine funding will not be available to us in the timeframe we need, we will have to take additional steps to reduce our spending profile on ACP.”

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ACP project management will continue to focus on value engineering the AC100 centrifuge machine to lower its capital cost, building and operating a cascade of AC100 machines as part of the Lead Cascade test program, and advancing the engineering design of the commercial plant infrastructure. USEC will initially slow the growth of project spending in 2009 by sharply reducing the ramp up in hiring construction and craft workers, and deferring select procurements. The Company will also plan and coordinate with its strategic suppliers regarding various scenarios based on availability of DOE funding, which could include additional reductions in spending. The Company would be prepared to quickly resume its ramp up in hiring and spending as funding becomes available.

USEC applied to the DOE Loan Guarantee Program during the summer of 2008 for $2 billion in funds that had been set aside for advanced “front-end” nuclear fuel projects. The Loan Guarantee Program was established under the Energy Policy Act of 2005, and the $2 billion funding appropriated by Congress is available until September 30, 2009. Areva, a company majority owned by the French government, has also applied for this funding for a proposed plant with announced initial production in 2014. The centrifuges for the proposed Areva plant would be supplied from Europe.

USEC has said that it would need to slow spending on the project if DOE funding or third-party financing were not available in the timeframe required. Under our deployment schedule for ACP, spending was expected to peak in 2009, including a substantial ramp up in coming months with the hiring of plant construction workers and preparing new facilities that would provide key components for the AC100 centrifuge machines. By conserving cash resources now, USEC believes it can continue moving the project forward while working to obtain a loan guarantee from DOE. The Company’s effort to conserve cash until a funding decision is made by the DOE Loan Guarantee Program will affect ACP’s overall deployment cost and schedule. As greater clarity is gained on potential funding through that program and USEC creates a more detailed plan with respect to the slowdown of spending, the Company will be better able to quantify changes to cost and schedule.

“Under our financing plan for the ACP, our investors provided approximately $800 million of new capital in 2007, which was to be followed in 2008 by debt financing for the remainder of the project’s capital requirements,” Welch said. “We look forward to working closely with the Loan Guarantee Program staff to provide whatever information they need to select this important energy and national security project. In the meantime, we believe it’s prudent to conserve our resources.”

In addition to the steps to moderate the planned increase in ACP spending in 2009, USEC management will recommend to its board of directors aggressive action to control corporate overhead. These actions include reducing cash bonuses for 2008, freezing compensation for senior officers, limiting merit increases for employees and halting additional hiring at the corporate level for all but strategic positions. While individual employees throughout the organization will be affected by these actions, our core enrichment operations, government contract services and subsidiary NAC will not be affected.

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“As we look at the extraordinary challenges in today’s economy and the uncertainty surrounding the financing of the ACP, we must be vigilant about expense levels. While we do not expect corporate employee headcount to grow in 2009, we are mindful of maintaining sufficient resources to ensure our core business meets customer service requirements,” Welch said.

USEC is deploying the American Centrifuge technology to provide the dependable, long-term, U.S.-owned nuclear fuel production capability needed to support the country’s nuclear power plants. The American Centrifuge technology is based on U.S. gas centrifuge technology originally developed by DOE but with significant design, material and manufacturing improvements incorporated by USEC.

The company received a license from the U.S. Nuclear Regulatory Commission to construct and operate the ACP in April 2007 and commenced construction shortly thereafter. The plant is expected to produce 3.8 million separative work units (SWU) a year of low enriched uranium fuel for commercial nuclear power plants. As America’s only commercial uranium enrichment facility using U.S.-owned centrifuge technology, the ACP will play an important role in America’s energy security and national security.

USEC Pre-announces 2008 Earnings, Provides 2009 Outlook

The Company also pre-announced 2008 earnings, which exceed previous guidance. USEC expects net income to be approximately $25 million for the fourth quarter 2008 and approximately $49 million for the full year. Revenue from all segments totaled $1.6 billion, which was in line with guidance. Cash flows used in operations for 2008 are expected to be approximately $106 million, which is at the low end of guidance. USEC expects to issue an earnings news release in late February, coinciding with the filing of its Annual Report on Form 10-K.

The earnings news release will provide an outlook for 2009 financial results. Consistent with prior guidance, USEC continues to expect revenue to improve substantially in 2009 due to increased deliveries of low enriched uranium at a higher average price billed to customers. Cash flows from operations are expected to be significantly positive as USEC draws down inventories increased in 2008 to meet higher sales in 2009. However, the cost of electricity from our power supplier is expected to be well above the base rates established in our five-year contract due to anticipated fuel cost adjustments. USEC also expects the price it pays Russia for low enriched uranium under the Megatons to Megawatts program to increase at a rate similar to the 11 percent seen in 2008. Together, these costs are expected to reduce gross profit margins in 2009.

Forward-Looking Statements

This news release contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking

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statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the success of the demonstration and deployment of our American Centrifuge technology including our ability to meet our performance targets and schedule for the American Centrifuge Plant; the cost of the American Centrifuge Plant and our ability to timely secure a loan guarantee or other financing; the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under most existing long-term contracts to pass on to customers increases in SWU prices under the Russian Contract resulting from significant increases in market prices; changes in existing restrictions on imports of Russian enriched uranium; the elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the potential impact of volatile financial market conditions on our pension assets and credit and insurance facilities; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A and subsequent quarterly Form 10-Qs. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Contacts:
Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399